TRADEMARK LICENSE AGREEMENT

Trademark "BELDEN"

This Agreement is entered into effective as of July 26, 1993, between Belden Wire & Cable Company, a Delaware corporation having a place of business at 2200 U.S. Highway 27 South, Richmond, Indiana 47374 ("BW&C"), including its successors and assigns, and Cooper Industries, Inc., an Ohio corporation having a place of business at 1001 Fannin, Suite 4000, Houston, Texas 77002 ("COOPER").

WHEREAS, BW&C and COOPER have entered an asset transfer agreement that transferred COOPER's ownership of the trademark "BELDEN" from COOPER to BW&C; and

WHEREAS, BW&C will use the trademark "BELDEN" for certain electrical wire and cable products but will not use the trademark "BELDEN" for Automotive Wire and Cable Products (as defined below) in the Served Markets (as defined below); and

WHEREAS, COOPER will use "BELDEN" in connection with "Automotive Wire and Cable Products" in the Served Markets; and

WHEREAS, COOPER desires to obtain a license for its use of "BELDEN" on and in connection with Automotive Wire and Cable Products designed, developed, manufactured or marketed by COOPER or its Affiliates, in accordance with the terms and conditions of this Agreement; and

WHEREAS, BW&C is willing to grant to COOPER a royalty-free exclusive license to use "BELDEN" on and in connection with Automotive Wire and Cable Products in the Served Markets in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, BW&C and COOPER agree as follows:

ARTICLE I - ADDITIONAL DEFINITION OF TERMS

Section 1.1 For the purpose of this Agreement, "BELDEN" shall mean the trademark "BELDEN" in any style or form.

Section 1.2 For the purpose of this Agreement, "Automotive Wire and Cable Products" shall mean (a) wire and cable products either (i) designed for, adapted for, or sold into the automotive, truck, aircraft, marine or small engine markets served by the automotive products business segment of COOPER or (ii) marketed by the Wagner Lighting Division of Cooper Automotive, Inc. as illustrated by the NAPA® BELDEN® catalog No. TD 92-1N dated March 1992, titled Wire Products for Auto, Farm, Fleet, Industrial and Marine, and POWER PATH® catalog No. TD 92-1P dated March 1992, titled Wire Products for Auto,

Farm, Fleet, Industrial and Marine; (b) spare or replacement parts for the products in Section 1.2(a); (c) improvements to the products in Section 1.2(a) or (b); and (d) products which are within a natural scope of development of the products or serve the same function as the products in Section 1.2(a), (b), or (c).

Section 1.3 For the purpose of this Agreement, "Served Markets" shall mean the automotive, truck, aircraft, marine and small engine markets, including (a) original equipment and (b) aftermarket sales or service in any such market.

Section 1.4 For the purpose of this Agreement, "Affiliates" shall mean any person or entity that directly or indirectly controls or is controlled by or is under the common control of the party referred to and includes any subsidiary whose parent owns 50% or more of its voting securities. The term "Affiliate" includes both present Affiliates and Persons which become Affiliates after the date hereof. The two phrases "Affiliates of BW&C" and "BW&C's Affiliates" shall not include any Remaining Cooper Company (as defined in the Asset Transfer Agreement of even date herewith).

Section 1.5 For the purpose of this Agreement, "Person" means any individual, corporation, partnership, unincorporated organization, other entity, or Governmental Body.

Section 1.6 For the purpose of this Agreement, "Governmental Body" means the United States, Canada, any other country, any national body (including,

without limitation, the European Economic Community), any state, province, municipality, subdivision of any of the foregoing, any agency, governmental department, court, entity, commission, board, ministry, bureau, locality, or authority of any of the foregoing, or any quasi-governmental or private body exercising any regulatory, taxing, importing, exporting, or other governmental or quasi-governmental function.

ARTICLE II - LICENSE GRANT

Section 2.1 BW&C grants to COOPER an exclusive license to use "BELDEN" for an initial term of twenty-five (25) years from the date of this Agreement on and in connection with Automotive Wire and Cable Products sold into the Served Markets throughout the world, and COOPER accepts the license, all subject to the terms and conditions contained herein. The License granted herein will be automatically renewed for one additional twenty-five (25) year term unless this Agreement is terminated by COOPER and BW&C under the provisions of Section 11.1. To avoid confusion, COOPER agrees not to use "BELDEN" in forms confusingly similar to the styles or forms shown in Schedule 1.1. provided BW&C actually adopts and uses said new styles or forms. It is agreed that all forms presently used by COOPER for "Automotive Wire and Cable Products" are not confusingly similar.

Section 2.2 The license in Section 2.1 shall be exclusive even as to BW&C. BW&C shall not use, and BW&C shall cause BW&C's Affiliates not to use, "BELDEN" on or in connection with Automotive Wire and Cable Products sold into the Served Markets during the term of this Agreement and during the term of any renewal of this Agreement.

Section 2.3 Notwithstanding any other provisions of this Agreement, BW&C and BW&C's Affiliates can continue to use "BELDEN" on those products (or any improvements or replacements for those products) sold by the Belden Division of COOPER to any customer other than COOPER or its Affiliates during the first six months of 1993; provided that the use of "BELDEN" permitted by this Section 2.3 is limited to BW&C's and BW&C's Affiliates' sales of any such product (or improvements thereto) to the same customer who purchased such product from the Belden Division of COOPER during the first six months of 1993. BW&C and BW&C's Affiliates can use "BELDEN" on Automotive Wire and Cable Products so long as no such products are sold or intended for sale (or resale) into the Served Markets.

Section 2.4 It is the intent of the parties that COOPER may, at its discretion, sell Automotive Wire and Cable Products through distributors, agents, and representatives. Accordingly, BW&C grants to COOPER and COOPER accepts, subject to the terms and conditions herein, the right to enter into agreements with distributors, agents, and representatives allowing such distributors, agents, and representatives the right to use "BELDEN" on and in connection with the sale of Automotive Wire and Cable Products supplied by Cooper subject to the same restrictions on trademark use as pertain to COOPER under this License Agreement.

Section 2.5 The license granted to COOPER includes the right to grant sublicenses to use "BELDEN" for Automotive Wire and Cable Products except to any Person (other than an Affiliate of COOPER) who is a major competitor of BW&C or BW&C's Affiliates. The terms of each sublicense shall be at least as

restrictive with respect to the quality and types of products with which "BELDEN" is used as are the terms of this Agreement.

ARTICLE III - ROYALTIES

Section 3.1 The license and all sublicenses granted under this Agreement shall be royalty-free for the term of this Agreement and for the term of the renewal of this Agreement.

ARTICLE IV - TRADEMARK OWNERSHIP AND REGISTERED USER AGREEMENTS

Section 4.1 COOPER acknowledges BW&C's worldwide ownership of "BELDEN" for a variety of goods, including electrical wire and cable and Automotive Wire and Cable Products, and that "BELDEN" is a basic trademark for BW&C.

Section 4.2 BW&C agrees that COOPER may be recorded as the registered user of "BELDEN" with appropriate government authorities in any country where COOPER now or in the future uses "BELDEN" and which has provision for the recording of registered users. COOPER shall notify BW&C of those countries where COOPER is using "BELDEN" in which COOPER desires to file registered user agreements. COOPER shall undertake at COOPER's expense the preparation and the recording of registered user agreements and, at COOPER's request, BW&C shall assist COOPER with the preparation and the recording of registered user agreements.

Section 4.3 COOPER agrees that nothing in this Agreement shall give COOPER any right, title or interest adverse to BW&C in "BELDEN" other than the right to use "BELDEN" in accordance with this Agreement and all use of "BELDEN" by

COOPER shall inure to the benefit of and be on behalf of BW&C.

Section 4.4 COOPER shall not, directly or indirectly or through any other entity, attempt to or actually adopt, use, register, acquire, or claim adversely to BW&C any right, title, or interest in "BELDEN."

Section 4.5 COOPER agrees not to challenge the title of BW&C to "BELDEN" as a trademark for wire and cable products.

ARTICLE V - PRODUCT QUALITY

Section 5.1 The Automotive Wire and Cable Products sold by COOPER in connection with "BELDEN" shall be subject to inspection by BW&C to assure that the quality of such products meets required standards of quality. Cooper shall provide a reasonable number of samples of such products upon BW&C's request. BW&C shall not request samples more than once a year. The quality of Automotive Wire and Cable Products sold by COOPER shall be generally of the same quality as the quality of (a) products sold in the retail market by BW&C or (b) the majority of wire and cable products sold by other Persons in the Served Markets, whichever is lower, during the same time period.

Section 5.2 The parties agree that the chief quality control representative of BW&C shall provide COOPER with a written report should BW&C believe that the quality of Automotive Wire and Cable Products sold by COOPER using "BELDEN" are not of acceptable quality. The report shall identify the specific products and describe in what way the products are not of acceptable quality. COOPER shall reply to said report by either (a) correcting the

quality of the products or (b) explaining why the products are of acceptable quality. If an explanation by COOPER of why the products are of acceptable quality is not satisfactory to BW&C, the chief quality control representative of BW&C and the chief quality control representative of the division of COOPER responsible for manufacturing the products shall meet and attempt to resolve the quality questions. If a resolution cannot be reached, the question shall be subject to the Dispute Resolution Article of this Agreement.

ARTICLE VI - TRADEMARK USE AND MARKING

Section 6.1 COOPER agrees to comply with applicable laws and regulations concerning trademark usage where failure to do so would seriously risk loss of material rights to "BELDEN."

Section 6.2 COOPER agrees to use "BELDEN" in printed materials in accordance with the trademark practice COOPER applies to its own trademarks.

Section 6.3 BW&C agrees that COOPER may use "BELDEN" in conjunction with other COOPER trademarks and with trademarks owned by third parties. Without limiting the foregoing, BW&C agrees that "BELDEN" can be used together with the trademark "NAPA," including the types of use of the two trademarks that have been made by COOPER prior to the effective date of this Agreement.

Section 6.4 Subject to the provisions of Section 6.1, COOPER at its discretion may (a) mark Automotive Wire and Cable Products, packaging, and printed materials that contain "BELDEN" with (i) a ® symbol, or (ii) a statement that "'BELDEN' is a registered trademark of Belden Wire & Cable

Company," or (b) not mark the products, packaging, or printed materials with the registration symbol or such statement.

ARTICLE VII - TRADEMARK APPLICATIONS AND TRADEMARK RENEWAL APPLICATIONS

Section 7.1 COOPER, at its cost, shall have the right and discretion to file and prosecute applications for trademark registration and applications for trademark renewal and related proceedings involving "BELDEN" as it relates to Automotive Wire and Cable Products. BW&C, at its cost, has the right and discretion to file and prosecute applications for trademark registration and applications for trademark renewal and related proceedings involving "BELDEN" also if COOPER fails to do so and if BW&C reasonably believes that such action is necessary to preserve its rights to the "BELDEN" trademark. If BW&C decides to take such action, it will permit COOPER to participate in such action, and COOPER shall cooperate with BW&C in its efforts.

Section 7.2 The applications filed by COOPER in Section 7.1 shall be in the name of BW&C and BW&C shall cooperate fully with COOPER including the execution of applications and the granting of power of attorney to handle said applications to attorneys of COOPER's selection.

Article VIII - TRADEMARK OPPOSITIONS AND CANCELLATIONS

Section 8.1 COOPER, at its cost, shall have the right in its sole discretion to bring, defend, settle, or prosecute trademark oppositions, trademark cancellations, and related proceedings involving "BELDEN" as it relates to Automotive Wire and Cable Products or to trademarks relating to wire and cable products owned or used or claimed by others. BW&C, at its cost, has the right

and discretion to take such action also if COOPER fails to do so and if BW&C reasonably believes that such action is necessary to preserve its rights to the "BELDEN" trademark. If BW&C decides to take such action, it will permit COOPER to participate in such action, and COOPER shall cooperate with BW&C in its efforts.

Section 8.2 COOPER shall have the right to bring the actions in Section 8.1 in its own name if possible or, if required by law, jointly with BW&C or in the name of BW&C. BW&C shall cooperate fully with COOPER including the granting of power of attorney to handle oppositions and cancellations to attorneys of COOPER's selection. BW&C, as the owner of "BELDEN," shall have the right to participate in such matters and COOPER shall advise BW&C whenever it decides to take such action. COOPER will not bring, defend, settle, prosecute any proceedings or enter into any arrangement when such action would materially adversely affect BW&C's interest in "BELDEN" unless BW&C agrees to such action.

ARTICLE IX - INFRINGEMENT

Section 9.1 COOPER, at its cost, shall have the right to bring and prosecute any action necessary to prevent third party infringement of "BELDEN" during the term of this Agreement or arising prior thereto relating to Automotive Wire and Cable Products in the Served Markets and BW&C shall assist COOPER as reasonably requested by COOPER in the initiation and furtherance of such action provided, however, that during any such action COOPER shall confer with BW&C as to the appropriate conduct of such action and BW&C shall have the opportunity, through counsel of its choosing at its own cost, to participate

in such action. In any such action to enjoin infringement COOPER shall collect and retain for its own use any damages, profits, and awards of whatever nature recoverable for such infringement in the Served Markets; and has the right to settle any claim or suit for such infringement of "BELDEN" in the Served Markets. COOPER shall provide BW&C with notice of such action in order that BW&C, in its discretion, can participate. In any event, COOPER shall not settle such claims or suits without BW&C's consent when such action would materially adversely affect BW&C's interest in "BELDEN."

Section 9.2 In the event that a claim or action for trademark infringement, or a claim or action which might affect BW&C's rights in "BELDEN" is brought against COOPER by a third party as a result of use by COOPER of "BELDEN," COOPER shall promptly inform BW&C of such claim or action and confer with BW&C on the propriety and manner of defending such action; and COOPER shall have the right to control the defense and/or resolution of such claim or action through settlement and BW&C will fully cooperate with COOPER in such defense or resolution; each party shall bear its own costs.

ARTICLE X - ASSIGNMENT

Section 10.1 This Agreement shall be assignable by COOPER to (a) an Affiliate of COOPER and (b) the successor in interest of all or a significant part of COOPER's product line that uses "BELDEN."

Section 10.2 This Agreement shall be assigned and the rights and duties transferred by BW&C to any successor in interest that obtains title to "BELDEN."

ARTICLE XI - TERMINATION

Section 11.1 This Agreement may be terminated at any time upon the mutual written agreement of BW&C and COOPER.

Section 11.2 This Agreement shall terminate should COOPER abandon use of "BELDEN" on and in connection with Automotive Wire and Cable Products.

ARTICLE XII - GOVERNING LAW

Section 12.1 This Agreement shall be governed by the laws of the State of Texas.

ARTICLE XIII - NOTICE

Section 13.1 All notices, requests, demands or other communications which are required or may be given under this Agreement shall be in writing to the following addresses:

To BW&C:	President Belden Wire & Cable Company 2200 U.S. Highway 27 South Richmond, Indiana 47374
To COOPER:	General Counsel Cooper Industries, Inc. 1001 Fannin, Suite 4000 Houston, Texas 77002

or to such other address as either shall have specified by notice in writing to the other party. All such notices, requests, demands, and communications

shall be deemed to have been received, if delivered personally, on the date of delivery or, if mailed, on the third business day after the mailing thereof.

ARTICLE XIV - DISPUTE RESOLUTION

Section 14.1 It is the intent of COOPER and BW&C that the provisions of this Agreement be accorded their plain intent and administered to the greatest extent possible to avoid conflict between BW&C and COOPER.

Section 14.2 SETTLEMENT ATTEMPT. Any claim or dispute between the parties hereto arising out of or in connection with this Agreement (a "Claim") shall be submitted promptly to an executive of each of COOPER and BW&C who shall have authority to settle the Claim, and who shall meet in Houston, Texas within 30 days of such submission to seek in good faith an amicable settlement. In seeking an amicable settlement, COOPER and BW&C may consult with a neutral third party mediator if both agree in writing. Unless COOPER and BW&C agree to the contrary in writing, any advice or decision of the mediator shall not be binding.

Section 14.3 BINDING ARBITRATION. Any Claim not settled by COOPER and BW&C within 60 days after notice of the Claim is first given by either party to the other shall be finally settled by arbitration conducted in Houston, Texas under the Patent Arbitration Rules (the "Rules") and the Guidelines for Expediting Larger, Complex Commercial Arbitrations of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over it.

Section 14.4 SELECTION AND QUALIFICATION OF ARBITRATOR(S).

14.4.1 If the Claim is for less than $1 million, then there shall be one arbitrator. COOPER and BW&C will agree upon such arbitrator. If they are unable to agree on the arbitrator within 10 days of notice of an election to arbitrate, then an arbitrator shall be appointed pursuant to the Rules.

14.4.2 If a Claim is for $1 million or more, then there shall be three arbitrators. Each of COOPER and BW&C shall appoint an arbitrator within 10 days of notice of an election to arbitrate; the two arbitrators shall appoint a third within 15 days from the date of the appointment of the last party appointed arbitrator. If the two arbitrators are unable to do so, either party may request the American Arbitration Association to appoint a third arbitrator.

14.4.3 Each arbitrator shall be fully active in his respective occupation and shall conduct himself as a neutral, and shall be an attorney experienced in trademark law and arbitrating large commercial disputes. Each arbitrator shall be compensated at his normal hourly or per diem rates for all time spent by him in connection with the arbitration proceedings and, pending final award, his compensation and expenses shall be advanced equally by the parties.

Section 14.5 HEARING, MANAGEMENT AND AWARD. A preliminary hearing shall be held. The arbitrator(s) shall actively manage the arbitration to make it fair, expeditious, economical and less burdensome and adversarial than litigation. The award rendered shall not include punitive damages. The arbitrator(s) shall state his (their) reasoning.

Section 14.6 ARBITRATOR(S) COSTS AND FEES. The arbitrator(s) shall be required to award to the prevailing party as determined by the arbitrator(s) all of the costs and fees of the arbitration. "Costs and fees" means all pre-award expenses of the arbitration, including the arbitrator(s)' fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys' fees.

ARTICLE XV - MISCELLANEOUS

Section 15.1 BW&C makes no representation or warranty (express, implied or statutory) regarding "BELDEN." COOPER assumes sole responsibility for the use of "BELDEN," as authorized under this Agreement, by itself, its Affiliates (other than BW&C and the Affiliates of BW&C) or by any other party who is authorized to use "BELDEN" as expressly set out in this Agreement.

Section 15.2 In the event that any provision of this Agreement or any part hereof is held to be invalid or in violation of a public policy of a relevant forum, the remainder of this Agreement will be binding on the parties.

Section 15.3 No provision of this Agreement may be amended or otherwise modified without the prior written consent of the parties hereto. BW&C or COOPER may waive compliance by the other with any of the provisions of this Agreement. No waiver of any provisions shall be construed as a waiver of any other provision. Any such waiver must be in writing.

Section 15.4 Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 15.5 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

Section 15.6 This Agreement shall inure to the benefit of, and be binding upon, COOPER and BW&C and their successors and their permitted assignees.

IN WITNESS WHEREOF, the parties hereto have caused this Trademark License Agreement to be duly executed as of the date first written above.

COOPER INDUSTRIES, INC.

By: ______________________________

Name: ______________________________

Title: ______________________________

BELDEN WIRE & CABLE COMPANY

By: ______________________________

Name: ______________________________

Title: ______________________________